                                                                     Exhibit (d)


                             SHAREHOLDERS' AGREEMENT

                          DATED AS OF _______ ___, 2000

                                      AMONG

                            TUTOR-SALIBA CORPORATION,

                                RONALD N. TUTOR,

                              O&G INDUSTRIES, INC.,

                          NATIONAL UNION FIRE INSURANCE
                           COMPANY OF PITTSBURGH, PA,

                           BLUM CAPITAL PARTNERS, L.P.

                           PB CAPITAL PARTNERS, L.P.,

                  THE COMMON FUND FOR NON-PROFIT ORGANIZATIONS,

                     THE UNION LABOR LIFE INSURANCE COMPANY,
                   ACTING ON BEHALF OF ITS SEPARATE ACCOUNT P,

                                       AND

                               PERINI CORPORATION

                                TABLE OF CONTENTS

                                                                             Page
ARTICLE I Definitions .....................................................    1
  SECTION 1.01 Definitions ................................................    1
  SECTION 1.02 Other Terms ................................................    6

ARTICLE II Shares Subject to this Agreement; Transfers ....................    7
  SECTION 2.01 Shares Subject to this Agreement ...........................    7
  SECTION 2.02 Restrictions on Transfer ...................................    7
  SECTION 2.03 Permitted Transferees; Co-Investors; Public Offerings ......    8
  SECTION 2.04 Restrictions on Transfer Relating to Preservation of NOLs ..    8
  SECTION 2.05 Attempted Transfers in Violation of this Agreement .........    9
  SECTION 2.06 Legend .....................................................    9

ARTICLE III Put Rights ....................................................   11
  SECTION 3.01 Put Option .................................................   11
  SECTION 3.02 Put Period .................................................   11
  SECTION 3.03 Put Notice .................................................   11
  SECTION 3.04 Put Price ..................................................   12
  SECTION 3.05 Put Closing ................................................   12
  SECTION 3.06 Assignment of Put Option ...................................   12
  SECTION 3.07 RNT Obligation Under Put Option ............................   12
  SECTION 3.08 Put Postponement ...........................................   13
  SECTION 3.09 Exercise of Put Option Not a Transfer ......................   13

ARTICLE IV Call Rights ....................................................   13
  SECTION 4.01 Call Option ................................................   13
  SECTION 4.02 Call Period ................................................   13
  SECTION 4.03 Call Notice ................................................   13
  SECTION 4.04 Call Price .................................................   13
  SECTION 4.05 Call Closing ...............................................   13
  SECTION 4.06 Assignment of Call Option ..................................   14
  SECTION 4.07 Call Postponement ..........................................   14
  SECTION 4.08 Exercise of Call Option Not a Transfer .....................   14

ARTICLE V Rights of First Refusal .........................................   15
  SECTION 5.01 Right of First Refusal on Transfers ........................   15
  SECTION 5.02 Notice of Intent to Purchase ...............................   15
  SECTION 5.03 Offered Shares Closing .....................................   16
  SECTION 5.04 Sale to Third Party ........................................   16
  SECTION 5.05 Limitation as to National Union ............................   17

ARTICLE VI Tag-Along Rights ...............................................   17
  SECTION 6.01 Tag-Along Option ...........................................   17
  SECTION 6.02 Sale to Third Party ........................................   17
  SECTION 6.03 Limitation as to National Union ............................   18

ARTICLE VII The Company's Board Of Directors; Publicity ...................   18
  SECTION 7.01 Nominees ...................................................   18
  SECTION 7.02 Voting for Election of Directors ...........................   20
  SECTION 7.03 Vacancy; Removal ...........................................   20
  SECTION 7.04 Continuation as Director ...................................   20
  SECTION 7.05 Publicity ..................................................   20
  SECTION 7.06 Observer Rights for Shareholder Designee ...................   20
  SECTION 7.07 Subscription Rights ........................................   21

ARTICLE VIII Miscellaneous ................................................   22
  SECTION 8.01 Injunctive Relief ..........................................   22
  SECTION 8.02 Entire Agreement ...........................................   22
  SECTION 8.03 Binding Effect; Benefit ....................................   22
  SECTION 8.04 Assignability ..............................................   22
  SECTION 8.05 Amendment; Waiver; Termination .............................   22
  SECTION 8.06 Notices ....................................................   23
  SECTION 8.07 Fees and Expenses ..........................................   25
  SECTION 8.08 Headings ...................................................   25
  SECTION 8.09 Counterparts ...............................................   25
  SECTION 8.10 Governing Law; Consent to Jurisdiction .....................   26
  SECTION 8.11 Limitations on Damages .....................................   26
  SECTION 8.12 Severability ...............................................   26
  SECTION 8.13 Amendments to Laws .........................................   26
  SECTION 8.14 No Third Party Beneficiaries ...............................   26
  SECTION 8.15 Mutual Drafting ............................................   27
  SECTION 8.16 Further Representations ....................................   27

         SHAREHOLDERS' AGREEMENT dated as of ________ __, 2000 (the "Agreement"), by and among Tutor-Saliba Corporation, a California corporation ("TSC"), Ronald N. Tutor ("RNT"), National Union Fire Insurance Company of Pittsburgh, PA, a Pennsylvania corporation ("National Union"), O&G Industries, Inc., a Connecticut corporation ("O&G"), BLUM Capital Partners, L.P., a California limited partnership ("BLUM"), PB Capital Partners, L.P., a Delaware limited partnership ("PB Capital"), The Common Fund for Non-Profit Organizations, a New York non-profit corporation ("The Common Fund"), and The Union Labor Life Insurance Company, a Maryland corporation acting on behalf of its Separate Account P ("ULLICO"), and Perini Corporation, a Massachusetts corporation (the "Company"). Except to the extent a signatory hereto is explicitly excluded from the application of particular provisions of this Agreement as specified below, TSC, National Union, O&G, BLUM, PB Capital, The Common Fund and ULLICO are collectively referred to as the "Shareholders". O&G, BLUM, PB Capital, The Common Fund and ULLICO shall each be a party to this Agreement solely for purposes of Sections 2.04, 2.05 and 2.06 and Articles VI, VII and VIII. The Company shall be a party to this Agreement solely for purposes of Sections 2.03, 2.04, 2.05 and 2.06 and Articles VII and VIII.

                              W I T N E S S E T H :

         WHEREAS, pursuant to the Securities Purchase Agreement (as defined below) TSC, National Union and O&G have agreed to acquire securities of the Company; and

         WHEREAS, RNT is the sole shareholder of TSC; and

         WHEREAS, the parties hereto desire to enter into this Agreement to govern certain of their relative rights, duties and obligations after consummation of the transactions contemplated by the Securities Purchase Agreement; and

         WHEREAS, O&G, BLUM, PB Capital, The Common Fund and ULLICO have agreed to become parties to this Agreement to govern certain restricted transfers as set forth in Sections 2.04, 2.05 and 2.06, to provide tag-along rights and obligations as set forth in Article VI and to provide certain rights and obligations with respect to the election of directors, observer status and subscription as set forth in Article VII only.

         NOW, THEREFORE, the Shareholders having authorized the execution and delivery of this Shareholders' Agreement as required by the laws of the jurisdiction in which each is incorporated or organized, as the case may be, and intending to be bound hereby, agree as follows:

                                   ARTICLE I

                                   DEFINITIONS

         SECTION 1.01 Definitions. The following terms used in this Agreement have the following meanings:

                  (a) "Affiliate" means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person, pro-vided that no security holder of the Company shall be deemed an Affiliate of any other security holder solely by reason of any investment in the Company.

                  (b) "Beneficially Own" shall have the meaning set forth in Rules 13d-3 or 16a-1 of the Exchange Act.

                  (c) "BLUM" has the meaning ascribed to it in the introductory paragraph to this Agreement.

                  (d) "Business Day" means any day except a Saturday, Sunday or other day on which commercial banks in New York City are required or authorized by law to close.

                  (e) "Call Event" means the proposed Transfer of Put/Call Shares to a bona fide purchaser through a registered public offering pursuant to registration rights granted under the Registration Rights Agreement.

                  (f) "Call Return" means 14% per annum.

                  (g) "Closing" means the Closing as defined in the Securities Purchase Agreement.

                  (h) "Code" means the Internal Revenue Code of 1986, as amended from time to time.

                  (i) "The Common Fund" has the meaning ascribed to it in the introductory paragraph to this Agreement.

                  (j) "Common Stock" means the common stock, par value $1.00 per share, of the Company.

                  (k) "Company" has the meaning ascribed to it in the introductory paragraph of this Agreement.

                  (l) "Control" (including with correlative meanings, the terms "controlling", "controlled by" and "under common control with"), as used with respect to any Person, means the power, direct or indirect, (i) to vote or direct the voting of more than 50% of the outstanding shares of voting securities of such Person, or (ii) to direct or cause the direction of the management and policies of such Person whether by contract or otherwise, except that no change of control will be deemed to have occurred as a result of customary rights granted in any indenture, credit agreement or other agreement or instrument unless and until there has been a default under the terms of that agreement and the lender exercises the rights granted therein.

                  (m) "Covered Common Stock" means the shares of Common Stock of the Company purchased by a Shareholder pursuant to the Securities Purchase Agreement or otherwise owned by a Shareholder on the date hereof.

                  (n) "Definitive Agreements" mean this Agreement and the Securities Purchase Agreement, each as amended, modified or supplemented from time to time.

                  (o) "Distributable Property-in-Kind" means Property-in-Kind (other than Property-in-Kind that has been included in the calculation of Distributions) distributed or declared for distribution to a Shareholder on account of any Shares or other securities distributed in kind on account of Shares.

                  (p) "Distributions" mean (i) all cash dividends declared and paid on account of any Share, plus (ii) the cash proceeds received by a Shareholder from the sale of Property-in-Kind (minus all costs incurred by the Shareholder in connection with the sale, including attorneys fees and expenses), plus (iii) the Fair Market Value of any Property-in-Kind received by the Shareholder in exchange for Shares.

                  (q) "Equity Security" means (i) any Common Stock or other Voting Securities, (ii) any securities of the Company convertible into or exchangeable for Common Stock or other Voting Securities or (iii) any options, rights or warrants (or any similar securities) issued by the Company to acquire Common Stock or other Voting Securities, in each case whether preferred or common, of any class or series, outstanding prior to or any time after the date of this Agreement.

                  (r) "Exchange Act" means the Securities Exchange Act of 1934, as amended.

                  (s) "Fair Market Value" means (i) with respect to any security listed on a national securities exchange or quoted on the National Association of Securities Dealers, Inc. National Market System, the average of the daily closing prices on the American Stock Exchange (or the principal exchange or automated trading system on which such security may be listed or may trade) for the twenty (20) consecutive trading days commencing on the fifth (5th) trading day prior to the date as of which the Fair Market Value is being determined, and
(ii) with respect to any security other than one described in clause (i) or any other property or assets, the Fair Market Value shall be the fair market value of such security or property established by two independent investment banking firms with national reputations, one of who will be selected by the Put Purchaser or Call Purchaser, as the case may be, and one of whom will be selected by the Put Seller or Call Seller, as the case may be. If the two investment banking firms arrive at fair market values that differ by more than 10%, the two investment banking firms shall select a third investment banking firm with a national reputation. The Fair Market Value shall be equal to the average of the two appraisals closest in value to each other in the case of three appraisals, or the average of the two appraisals if there is not a third appraisal. The closing price referred to in clause (i) for each day shall be the closing price, if reported, or, if the closing price is not reported, the average of the closing bid and asked prices as reported by the Nasdaq National Market (or such principal exchange or market) or a similar source selected from time to time by the Company for quotation of its Common Stock. In the event the closing prices required by clause (i) are unavailable, Fair Market Value shall be determined based on the ten (10) consecutive trading days commencing on the fifth (5th) trading day prior to the relevant date or, if such closing prices are unavailable, Fair Market Value shall be determined as provided in clause
(ii).

                  (t) "Initial Investment per Share" means the $4.25 per Share paid by National Union for the Covered Common Stock under the Securities Purchase Agreement, as adjusted for any subsequent common stock dividends, stock splits, reverse stock splits or other similar transactions.

                  (u) "National Union" has the meaning ascribed to it in the introductory paragraph to this Agreement.

                  (v) "New Security" means any Equity Security issued by the Company after the Closing; provided that "New Security" shall not include (i) any securities issuable upon conversion of any convertible Equity Security, (ii) any securities issuable upon exercise of any option, warrant or other similar Equity Security, (iii) any securities issuable in connection with any stock split, stock dividend or recapitalization of the Company where such securities are issued to all stockholders of the Company on a pro rata basis, (iv) any securities issued to officers, employees or directors of the Company or any of its Subsidiaries pursuant to any Board-approved officer, employee or director benefit plan or arrangement, (v) any securities issued in connection with any transaction whereby the Company acquires the stock, assets or business of a third party not prohibited by this Agreement, or (vi) any security issued in any public offering registered under the Securities Act .

                  (w) "O&G" has the meaning ascribed to it in the introductory paragraph of this Agreement.

                  (x) "PB Capital" has the meaning ascribed to it in the introductory paragraph to this Agreement.

                  (y) "Person" means and includes an individual, a partnership, a joint venture, a corporation, a trust, a limited liability company, an unincorporated organization, any foreign, federal, state or local court or tribunal or administrative, governmental or regulatory body, agency commission, division, department, public body or other authority, or any other organization or entity.

                  (z) "Pro Rata Share" means, as to any Shareholder or Permitted Transferee, the fraction of an entire issuance of New Securities, the numerator of which shall be the sum of (w) the number of shares of Common Stock owned by such Shareholder or Permitted Transferee immediately prior to such issuance of such New Securities plus (x) the number of shares of Common Stock into which then outstanding convertible securities (including, without limitation, options and warrants) owned by such Shareholder or Permitted Transferee are then exercisable or convertible, and the denominator of which shall be the sum of (y) the aggregate number of shares of Common Stock outstanding immediately prior to such issuance of such New Securities plus (y) the number of shares of Common Stock into which then outstanding convertible securities (including, without limitation, options and warrants) are then exercisable or convertible.

                  (aa) "Property-in-Kind" means securities, personal property or other assets (other than cash or additional shares of Common Stock) distributed to a Shareholder on account of Shares or other securities distributed in kind on account of Shares, whether through a dividend, recapitalization, reorganization, merger or similar transaction.

                  (bb) "Put Event" means (i) a change of Control of the Company;
(ii) a change of Control of TSC; (iii) one or more Transfers (other than a Transfer to a Permitted Transferee) by TSC and its Permitted Transferees of shares of Common Stock such that RNT fails to have sole direct or indirect Beneficial Ownership of at least 10% of the outstanding Common Stock of the Company (for purposes hereof, the voting securities of the Company Beneficially Owned, directly or indirectly, by TSC shall be deemed solely Beneficially Owned indirectly by RNT), (iv) RNT shall not be involved in the management of the Company or TSC, (v) breach of any provisions of the Definitive Agreements arising out of the sole actions of RNT or TSC; (vi) an order shall be entered by a court of competent jurisdiction finding TSC or RNT to be bankrupt or insolvent, ordering or approving liquidation or reorganization of TSC or appointing a receiver for all or substantially all of the property of TSC or RNT and such order shall not be vacated or stayed within 60 days, or an assignment shall be made by TSC or RNT for the benefit of its creditors; or (vii) acceleration of payment of a material principal amount of the senior debt of the Company. No Transfer of any security of the Company by National Union or any Permitted Transferee or Co-investor shall constitute or give rise to a Put Event hereunder.

                  (cc) "Put Return" means 10% per annum.

                  (dd) "Put/Call Shares" means up to 50% of the Shares purchased by National Union at Closing, which Shares (including Shares issued on account of any subsequent Common Stock dividends, stock splits, reverse stock splits or other similar transactions relating thereto) shall bear the legends set forth in subsections 2.06(a) and (b) and which shall be represented by a certificate separate and distinct from any Shares held by National Union or its Permitted Transferee, if any, that are not identically legended, and (ii) Shares represented by certificates issued to replace the certificate(s) referred to in the preceding clause; provided, however, that the Put/Call Shares shall not include Shares Transferred in accordance with Article V (except as provided in Section 5.04) or Article VI (except as provided in Section 6.02) of this Agreement. Shares shall cease to be Put/Call Shares upon the lapse or termination of the Put Option or Call Option.

                  (ee) "Registration Rights Agreement" means that certain Registration Rights Agreement dated even date herewith among the Company, TSC, National Union and O&G, as amended, modified or supplemented from time to time.

                  (ff) "ROFR Shares" means: (i) as to National Union, its Permitted Transferees and any Co-Investors, any Put/Call Shares owned by such party (including Shares issued on account of any subsequent Common Stock dividends, stock splits, reverse stock splits or other similar transactions relating thereto), and (ii) as to TSC and its Permitted Transferees, any Shares owned by such party immediately following the Closing (including Shares issued on account of any subsequent Common Stock dividends, stock splits, reverse stock splits or other similar transactions relating thereto).

                  (gg) "SEC" means the Securities and Exchange Commission.

                  (hh) "Securities Act" means the Securities Act of 1933, as amended.

                  (ii) "Securities Purchase Agreement" means that certain Securities Purchase Agreement dated even date herewith entered into by and among the Company, TSC, National Union and O&G relating to the purchase and sale of Covered Common Stock, as amended, modified or supplemented from time to time.

                  (jj) "Shareholder" has the meaning ascribed to it in the introductory paragraph to this Agreement and also includes any Permitted Transferee, whether in connection with its execution and delivery as of the date hereof, or otherwise, so long as such Person Beneficially Owns any Shares and the Agreement has not terminated.

                  (kk) "Shares" means shares of Covered Common Stock as adjusted for stock splits, reverse stock splits and Common Stock dividends declared and paid on account of Covered Common Stock and similar transactions.

                  (ll) "Subsidiary" means any Person of which a Shareholder or Permitted Transferee shall now or hereafter own or be owned by, directly or indirectly, through one or more Subsidiaries or otherwise, a Person holding equity interests representing 100% of the voting securities of such Person.

                  (mm) "Target Investment Value per Share" means, as of the date of any Put Notice or Call Notice, the amount to be paid to National Union or its Permitted Transferee, if any, such that the internal rate of return (calculated on an annual basis) on National Union's Initial Investment per Share, taking into account Distributions, shall be equal to the Put Return or Call Return, as the case may be.

                  (nn) "Trading Day" with respect to a securities exchange or automated quotation system means a day on which such exchange or automated quotation system is open and conducting business.

                  (oo) "Transfer" (including with correlative meanings, the terms "transferring" and "transferred") means the direct or indirect sale, assignment, transfer, grant of a participation or derivative interest in, pledge or other disposition of any Shares (or solicitation of any offers to buy or otherwise acquire, or take a pledge of, any Shares).

                  (pp) "ULLICO" has the meaning ascribed to it in the introductory paragraph of this Agreement.

                  (qq) "Voting Security" means at any time shares of any class of capital stock of the Company which are then entitled to vote generally in the election of directors.

         SECTION 1.02 Other Terms. Each of the following terms is defined in the Section set forth opposite such term:

                  Term                                  Section
                  ----                                  -------
                  Assignee                                3.07
                  Call Closing                            4.05
                  Call Notice                             4.04

                  Call Option                             4.01
                  Call Period                             4.02
                  Call Postponement                       4.07
                  Call Price                              4.05
                  Call Purchaser                          4.01
                  Call Seller                             4.01
                  Co-Investor                             2.03
                  Disposing Shareholder                   6.01
                  NOLs                                    2.04
                  Offer                                   5.01
                  Offered Shares                          5.01
                  Offered Shares Closing                  5.03
                  Permitted Transferee                    2.03
                  Proposed Transferee                     5.01
                  Public Offering                         2.03
                  Purchasing Shareholder                  5.02
                  Put Closing                             3.06
                  Put Event Period                        3.02
                  Put Notice                              3.04
                  Put Option                              3.01
                  Put Period                              3.02
                  Put Price                               3.05
                  Put Postponement                        3.09
                  Put Purchaser                           3.01
                  Put Seller                              3.01
                  Selling Shareholder                     5.01
                  Subscription Notice                     7.07


                                   ARTICLE II

                   SHARES SUBJECT TO THIS AGREEMENT; TRANSFERS

         SECTION 2.01 Shares Subject to this Agreement. Except as otherwise provided in any Article of this Agreement, the Shares owned by any Shareholder, Permitted Transferee or Co-Investor from time to time shall be subject to this Agreement. Shares transferred by any Shareholder, Permitted Transferee or Co-Investor shall not be entitled to the benefits of, or subject to the obligations in, this Agreement unless otherwise expressly provided for in this Agreement.

         SECTION 2.02 Restrictions on Transfer. No Shareholder, Permitted Transferee or Co-Investor may, directly or indirectly, Transfer to third parties or any other shareholder of the Company, any Shares (including, in the case of National Union or its Permitted Transferee, the Put/Call Shares), in whole or in part, unless both (i) such Shares are Transferred pursuant to Section 2.04 of this Agreement, and (ii) such Shares are Transferred, directly or indirectly, in accordance with Articles III, IV, V and VI of this Agreement to the extent such provisions are applicable. For purposes hereof, an indirect Transfer shall include the Transfer of Control of any Shareholder except where the indirect transferee is a Permitted Transferee.

         SECTION 2.03 Permitted Transferees; Co-Investors; Public Offerings.

                  (a) A "Permitted Transferee" shall mean, as to any Shareholder, (i) a Subsidiary of such Shareholder, (ii) any Person that owns, directly or indirectly, 100% of the outstanding capital stock of such Shareholder or (iii) a Subsidiary of a person described in clause (ii). A Shareholder shall be permitted to Transfer up to 100% of its Shares to a Permitted Transferee without first complying with any provisions of this Agreement other than Sections 2.04 and 2.05. A Permitted Transferee shall be entitled to the benefits of, and be subject to the obligations in, this Agreement. A Permitted Transferee shall be required to execute and deliver a counterpart of this Agreement and such other agreements as the Shareholders and the Company shall reasonably request agreeing to be bound hereby and such Permitted Transferee shall be deemed to be a Shareholder hereunder and a party to this Agreement.

                  (b) A "Co-Investor" shall mean any Person (other than a Permitted Transferee or a purchaser in a bona fide registered public offering) to which any Shareholder, Permitted Transferee or Co-Investor Transfers Shares. Notwithstanding anything herein to the contrary, (x) a Co-Investor shall have no rights or obligations under Articles III, IV, V or VI of this Agreement (except as otherwise provided in Sections 5.04 or 6.02), and (y) a Co-Investor shall have no rights to nominate a director under Article VII but shall be subject to the voting requirements of Section 7.02 thereof.

                  (c) A Shareholder shall be permitted to Transfer up to 100% of its Shares (other than Put/Call Shares) to a bona fide purchaser through a registered public offering pursuant to registration rights granted under the Registration Rights Agreement (a "Public Offering") without first complying with any provisions of this Agreement other than Sections 2.04 and 2.05 and Articles V and VI. Persons who acquire their Shares in a Public Offering shall not have any rights or obligations under this Agreement and shall not become parties hereto.

         SECTION 2.04 Restrictions on Transfer Relating to Preservation of NOLs. Notwithstanding any other provision of the Agreement to the contrary, to preserve the Company's ability to fully utilize its net operating loss carryforwards ("NOLs"), which each Shareholder deems to be a material favorable attribute of its investment in the Equity Securities of the Company, each of the Shareholders, their Permitted Transferees and the Co-Investors agrees that it will not purchase or sell any Equity Securities of the Company during the three-year period commencing on the Closing Date unless it meets each of the following four conditions:

                  (a) Such Shareholder, Permitted Transferee or Co-Investor shall notify each of the Company and the other parties hereto in writing at least fifteen (15) Business Days in advance of any proposed purchase or sale;

                  (b) Other than with respect to Put/Call Shares being Transferred in accordance with Article III or IV of this Agreement, all the other Shareholders shall be given the opportunity to participate in any proposed purchase or sale in proportion to the amount of Equity

Securities of the Company held by such Shareholder as of the date of the notice referred to in clause (a);

                  (c) Each Shareholder, Permitted Transferee or Co-Investor shall consummate any proposed purchase or sale only to the extent that tax advisors for the Company (or in the alternative, tax advisors retained by the selling party reasonably acceptable to the Company and the Shareholders) have provided the Company with written advice that the proposed purchase or sale will not impair the ability of the Company to fully utilize its remaining NOLs; the Company shall use commercially reasonable efforts to obtain tax advice referred to in this clause (c) from its tax advisors and shall cooperate with the reasonable requests for information from the Shareholders and their respective tax advisors retained pursuant to this clause (c); and

                  (d) Each Permitted Transferee and Co-Investor shall execute and deliver a counterpart of this Agreement or such other agreements as the Shareholders and the Company shall reasonably request as to the existence and enforceability of Sections 2.04 and 2.05 and such Permitted Transferee or Co-Investor shall be deemed to be a Shareholder hereunder and a party to this Agreement for such purposes.

In addition, each of the Shareholders and their respective Permitted Transferees agrees that during the three year period commencing on the Closing Date, it will and it will use commercially reasonable efforts to cause any director designated by it to - vote against any issuance or redemption of Equity Securities by the Company if such issuance or redemption would impair the ability of the Company to fully utilize its remaining NOLs unless such issuance or redemption is authorized by Shareholders and their Permitted Transferees holding at least two-thirds of the Shares then held by such persons.

         SECTION 2.05 Attempted Transfers in Violation of this Agreement. Any attempt by a Shareholder, Permitted Transferee or Co-Investor to transfer Equity Securities of the Company or any interest therein, directly or indirectly, to any Person in violation of any provision of this Agreement shall be void ab initio and the Company shall have no obligation to, and shall refuse to, register such Equity Securities of the Company in the name of the transferee and the transferee shall have no rights with respect to such Equity Securities.

         SECTION 2.06 Legend.

                  (a) In addition to any other legend that may be required pursuant to the Securities Purchase Agreement or otherwise, each certificate for the Shares that is issued to any Shareholder shall bear a legend in substantially the following form:

                  "THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFER (INCLUDING RIGHTS OF FIRST REFUSAL AND TAG-ALONG RIGHTS), ALL AS SET FORTH IN THE SHAREHOLDERS' AGREEMENT DATED AS OF ______ ___, 2000. THE HOLDER OF THIS CERTIFICATE MAY REQUEST A COPY OF THE SHAREHOLDERS' AGREEMENT FROM THE COMPANY, A COPY OF WHICH THE COMPANY WILL

                  MAIL TO THE HOLDER OF THIS CERTIFICATE WITHOUT CHARGE WITHIN FIVE (5) DAYS AFTER RECEIPT OF THE REQUEST ADDRESSED TO THE SECRETARY OF THE COMPANY."

                  (b) In addition to any other legend that may be required, each certificate for the Put Shares that is issued to any Shareholder shall bear a legend in substantially the following form:

                  "THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE ALSO SUBJECT TO PUT AND CALL OPTIONS AS SET FORTH IN THE SHAREHOLDERS' AGREEMENT DATED AS OF ________ ___, 2000 AND ARE NOT TRANSFERABLE EXCEPT AS PERMITTED UNDER THAT AGREEMENT. THE HOLDER OF THIS CERTIFICATE MAY REQUEST A COPY OF THE SHAREHOLDERS' AGREEMENT FROM THE COMPANY, A COPY OF WHICH THE COMPANY WILL MAIL TO THE HOLDER OF THIS CERTIFICATE WITHOUT CHARGE WITHIN FIVE (5) DAYS AFTER RECEIPT OF THE REQUEST ADDRESSED TO THE SECRETARY OF THE COMPANY."

                  (c) In addition to any other legend that may be required, each certificate for Equity Securities that is issued to any Shareholder shall bear a legend in substantially the following form:

                  "THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO ADDITIONAL RESTRICTIONS ON TRANSFER IN ORDER TO PRESERVE THE COMPANY'S ABILITY TO UTILIZE ITS NET OPERATING LOSS CARRYFORWARDS AS SET FORTH IN THE SHAREHOLDERS' AGREEMENT DATED AS OF ________ ___, 2000 AND ARE NOT TRANSFERABLE EXCEPT AS PERMITTED UNDER THAT AGREEMENT. THE HOLDER OF THIS CERTIFICATE MAY REQUEST A COPY OF THE SHAREHOLDERS' AGREEMENT FROM THE COMPANY, A COPY OF WHICH THE COMPANY WILL MAIL TO THE HOLDER OF THIS CERTIFICATE WITHOUT CHARGE WITHIN FIVE (5) DAYS AFTER RECEIPT OF THE REQUEST ADDRESSED TO THE SECRETARY OF THE COMPANY."

                  (d) The same legends shall be placed on all certificates for Shares and other Equity Securities, as the case may be, that are or become subject to this Agreement. The failure to place legends on a certificate shall not affect the application of this Agreement to the Shareholders.

                  (e) If any Shares shall cease to be subject to the restrictions on Transfer under this Article II, the holder may request that the Company remove the legend set forth in Section 2.06(a) or, if the Shares shall cease to be Put/Call Shares, the holder may request the Company to remove the legend set forth in Section 2.06(b), or, if Equity Securities shall cease to be subject to the restrictions on Transfer set forth in Section 2.04, the holder may request the Company to remove the legend set forth in Section 2.06(c)and issue a new certificate evidencing such Equity Securities without the applicable legend required to be endorsed thereon, if such legend is no longer applicable.

                                  ARTICLE III

                                   PUT RIGHTS

         SECTION 3.01 Put Option. Subject to Section 2.04 (other than subsection 2.04(b)), National Union and its Permitted Transferees, if any (collectively the "Put Seller") shall have the right, at their collective discretion, to cause TSC or its Assignee (as hereafter defined) (a "Put Purchaser") to purchase (the "Put Option") all (but not less than all) of the Put/Call Shares owned by the Put Seller as of the date notice is given pursuant to Section 3.03; provided, however, that during a Put Event Period, National Union may elect to include within the term "Put/Call Shares" for purposes of this Article III any other Shares purchased by National Union at Closing then owned by it (including Shares issued on account of any subsequent Common Stock dividends, stock splits, reverse stock splits or other similar transactions relating thereto).

         SECTION 3.02 Put Period. The "Put Period" shall be the period commencing on the third anniversary of the Closing and ending on the sixth anniversary of the Closing. In addition, a "Put Event Period" shall also commence on the occurrence of a Put Event and shall continue for ninety (90) days thereafter.

         SECTION 3.03 Put Notice. The Put Seller shall exercise the Put Option by delivery of written notice to the Put Purchaser during the Put Period or Put Event Period, as the case may be. Upon receipt of a Put Notice in accordance with the terms hereof, the Put Seller shall be obligated to sell all of the Put/Call Shares then outstanding free and clear of all liens and encumbrances created by it or its Affiliates (other than pursuant to this Agreement) and the Put Purchaser shall be obligated to purchase all of such Put/Call Shares at the applicable Put Price in accordance with, and subject to, the terms hereof; provided, however, that the Put Option may not be exercised if the Put Seller has breached the requirements of Article 2 hereof for so long as such breach is continuing.

         SECTION 3.04 Put Price. The "Put Price" shall be the product of the (a) the number of Put/Call Shares outstanding subject to the Put Option, multiplied by (b) the Target Investment Value per Share. At the Put Closing, the Put Seller will distribute to the Put Purchaser the Distributable Property-in-Kind.

         SECTION 3.05 Put Closing. The closing of the purchase and sale of Put/Call Shares pursuant to the Put Option, shall take place at the principal office of the Put Purchaser on a Business Day to be mutually agreed upon by the Put Purchaser and Put Seller, which date shall be as soon as practicable after receipt of the Put Notice (the "Put Closing"); provided, however, that if the purchase of Put/Call Shares is subject to prior regulatory approval or requires the determination of Fair Market Value, the parties will use their reasonable best efforts to obtain the necessary regulatory approvals or determination of Fair Market Value and Put Closing shall be postponed until the expiration of five (5) Business Days after the later of (i) all such regulatory approvals shall have been received or (ii) the determination of Fair Market Value. At the Put Closing, the Put Seller shall deliver to the Put Purchaser (A) the certificates representing the Put/Call Shares duly endorsed or accompanied by stock powers executed in blank, in form and substance satisfactory to the Put Purchaser, together with all other documents required to be executed in connection with the sale of the Put/Call Shares and evidence satisfactory to the Put Purchaser that the Put/Call Shares are being transferred free and clear of all liens and encumbrances created by the Put Seller or its Affiliates, and (B) all Distributable Property-in-Kind (it being understood that in no event shall a Put Seller be obligated to make any representations and warranties, or to provide any indemnities, with respect to any matters other than title to the Put Shares and Distributable Property-in-Kind held by such Person, such title being free and clear of all liens and encumbrances created by it or its Affiliates, and such Person's authority, authorization and right to enter into and consummate the sale without contravention of any law or agreement, and without the need for any third party (not including any governmental or regulatory consent or approval which shall have been received)). At the Put Closing, the Put Purchaser shall pay the Put Price by delivery of cash by wire transfer to the account of the Put Seller. At the Put Closing, the Put Seller will transfer the Distributable Property-in-Kind to the Put Purchaser.

         SECTION 3.06 Assignment of Put Option. TSC may assign its rights and obligations to purchase the Put/Call Shares to an Affiliate, including RNT, the Company or a Permitted Transferee (the "Assignee"), in which event all references to TSC shall be deemed to refer to any Assignee and such Assignee shall be deemed a party to this Agreement. Notwithstanding an assignment of the Put Option by TSC or its Permitted Transferee, TSC shall remain liable under this Article III. The rights and obligations of the Put Seller under this
Article III are not assignable without the consent of TSC.

         SECTION 3.07 RNT Obligation Under Put Option. RNT shall be jointly and severally liable for all obligations of TSC under this Article III.

         SECTION 3.08 Put Postponement. Notwithstanding anything herein to the contrary, the Put Seller may not exercise the Put Option if prohibited from doing so under Article II or applicable law, provided the Put Purchaser and Put Seller, as applicable, shall take all reasonable steps to comply with such applicable law.

         SECTION 3.09 Exercise of Put Option Not a Transfer. Neither the exercise by the Put Seller of the Put Option, nor the consummation of the transaction contemplated thereby, shall constitute a Transfer that is subject to the right of first refusal set forth in Article V or that is subject to the tag-along rights set forth in Article VI.

                                   ARTICLE IV

                                   CALL RIGHTS

         SECTION 4.01 Call Option. Subject to Section 2.04 (other than subsection 2.04(b)), TSC or its Assignee (in either case, the "Call Purchaser") has the right, at its sole option, to cause National Union and its Permitted Transferees, if any (collectively the "Call Seller") to sell (the "Call Option") to TSC or its Assignee all (but not less than all) of the Put/Call Shares held by the Call Seller as of the date notice is given pursuant to Section 4.03.

         SECTION 4.02 Call Period. The "Call Period" shall be the period commencing on the third anniversary of the Closing and ending on the sixth anniversary of the Closing. In addition, a Call Period shall also commence on the occurrence of a Call Event and shall continue for ninety (90) days thereafter.

         SECTION 4.03 Call Notice. A Call Purchaser shall exercise its Call Option by delivery of written notice to the Call Seller during the Call Period. Upon receipt of a Call Notice in accordance with the terms hereof, the Call Seller shall be obligated to sell all of its or their Put/Call Shares free and clear of all liens and encumbrances created by it or its Affiliates (other than pursuant to this Agreement) and the Call Purchaser shall be obligated to purchase all of its or their Put/Call Shares at the Call Price in accordance with, and subject to, the terms hereof.

         SECTION 4.04 Call Price. The "Call Price" for the Put/Call Shares shall be the product of the (a) the number of Put/Call Shares outstanding and subject to the Call Option, multiplied by (b) the Target Investment Value per Share. At the Call Closing, the Call Seller with distribute to the Call Purchaser the Distributable Property-in-Kind.

         SECTION 4.05 Call Closing. The closing of the purchase and sale of Put/Call Shares pursuant to the Call Option, shall take place at the principal office of the Call Purchaser on a Business Day to be mutually agreed upon by the Call Purchaser and the Call Seller, which date shall be as soon as practicable days after receipt of the Call Notice (the "Call Closing"); provided, however, that if the purchase of Put/Call Shares is subject to prior regulatory approval or requires the determination of Fair Market Value, the parties will use their reasonable best efforts to obtain the necessary regulatory approvals or determination of Fair Market Value and the Call Closing shall be postponed until the expiration of five (5) Business Days after the later of (i) all such regulatory approvals shall have been received or (ii) the determination of Fair Market Value. At the Call Closing, the Call Seller shall deliver to the Call Purchaser (A) the certificates representing the Put/Call Shares duly endorsed or accompanied by stock powers executed in blank, in form and substance satisfactory to the Call Purchaser, together with all other documents required to be executed in connection with the sale of the Put/Call Shares and evidence satisfactory to the Call Purchaser that the Put/Call Shares are being transferred free and clear of all liens and encumbrances created by the Call Seller or its Affiliates, and (B) all Distributable Property-on-Kind (it being understood that in no event shall a Call Seller be obligated to make any representations and warranties, or to provide any indemnities, with respect to any matters other than title to the Put/Call Shares and Distributable Property-in-Kind held by such Person, such title being free and clear of all liens and encumbrances created by it or its Affiliates, and such Person's authority, authorization and right to enter into and consummate the sale without contravention of any law or agreement, and without the need for any third party (not including any governmental or regulatory consent or approval which shall have been received)). At the Call Closing, the Call Purchaser shall pay the Call Price by delivery of cash by wire transfer to the account of the Call Seller. At the Call Closing, the Call Seller will transfer the Distributable Property-in-Kind to the Call Purchaser.

         SECTION 4.06 Assignment of Call Option. TSC may assign its rights and obligations to purchase the Put/Call Shares to any Permitted Transferee and, with the consent of National Union to such transfer of the Call Option in writing (which such consent shall be in the sole discretion of National Union and may be granted or withheld for any reason or no reason), to any other assignee.

         SECTION 4.07 Call Postponement. Notwithstanding anything herein to the contrary, the Call Purchaser may not exercise the Call Option if prohibited from doing so under applicable law, provided the Call Purchaser and Call Seller, as applicable, shall take all reasonable steps to comply with such applicable law.

         SECTION 4.08 Exercise of Call Option Not a Transfer. Neither the exercise by the Call Purchaser of the Call Option, nor the consummation of the transaction contemplated thereby shall constitute a Transfer that is subject to the right of first refusal set forth in Article V or that is subject to the tag-along rights set forth in Article VI.

                                   ARTICLE V

                             RIGHTS OF FIRST REFUSAL

         SECTION 5.01 Right of First Refusal on Transfers.

                  (a) Only National Union, TSC and their respective Permitted Transferees shall have any rights and obligations under this Article V (each a "Selling Holder"). Subject to Sections 2.04, 5.04 and 5.05, if any Selling Holder desires to Transfer all or any part of the ROFR Shares owned by it pursuant to a bona fide offer from a third party (the "Proposed Transferee"), the Selling Shareholder shall submit a written offer (the "Offer") to sell such shares (the "Offered Shares") on terms and conditions, including price, not less favorable than those on which the Selling Shareholder proposes to sell such Offered Shares to the Proposed Transferee to TSC and its Permitted Transferees (if the Selling Holder is National Union or its Permitted Transferees) or to National Union and its Permitted Transferees (if the Selling Holder is TSC, RNT or their Permitted Transferees); in either case, the parties to whom the Selling Holders offer their shares are referred to in this Article V as the "Offerees".

                  (b) The rights of TSC or its Permitted Transferees, on the one hand, and National Union and its Permitted Transferees, on the other hand, under this Article V shall be in addition to and not in substitution of their respective rights under the Put Option or Call Option, as the case may be, in their discretion.

                  (c) So long as the Put Option and Call Option shall remain in effect, any Put/Call Shares not otherwise Transferred as permitted under Section 2.03, Article V or Article VI shall continue to be subject to Articles III and IV, as the case may be.

                  (d) The Offer shall disclose the identity of the Proposed Transferee, the number of Offered Shares proposed to be sold, the total number of ROFR Shares owned by the Selling Shareholder, the terms and conditions (including price) of the proposed sale, and any other material facts relating to the proposed sale. The Offer shall further state that the Offerees may acquire, in accordance with the provisions of this Agreement, the Offered Shares for the price and upon the other terms and conditions, including deferred payment (if applicable), set forth therein.

         SECTION 5.02 Notice of Intent to Purchase. If an Offeree desires to purchase the Offered Shares offered to it, it shall communicate in writing its election to purchase to the Selling Shareholder and each other Offeree within fifteen (15) days of the date of the Offer (each party providing such notice, a "Purchasing Shareholder") . A Purchasing Shareholder may also, but shall not be required to, state that it is exercising an over-allotment right (the "Over-Allotment Right") and the number of Shares it is willing to acquire pursuant to such right; if any Offeree does not exercise its right of first refusal pursuant to Section 5.01(a)(i), such Shares shall be allocated pro rata among the Purchasing Shareholders exercising the Over-Allotment Right up to the maximum amount stated in such Purchasing Shareholder's notices. Such communication shall, when taken in conjunction with the Offer, be deemed to constitute a valid, binding and enforceable agreement for the sale and purchase of the Offered Shares.

         SECTION 5.03 Offered Shares Closing. The closing of the purchase and sale of Offered Shares pursuant to the Offer, shall take place at the principal office of the Selling Shareholder on a Business Day to be mutually agreed to by the Selling Shareholders and the Purchasing Shareholders (the "Offered Shares Closing"), provided that if the purchase of Offered Shares is subject to prior regulatory approval, the parties will use their reasonable best efforts to obtain the necessary regulatory approvals and the Offered Shares Closing shall be postponed until the expiration of five (5) Business Days after all such regulatory approvals shall have been received. At the Offered Shares Closing, the Selling Shareholder shall deliver to the Purchasing Shareholder(s) the certificates representing the Offered Shares duly endorsed or accompanied by stock powers executed in blank, in form and substance satisfactory to the Purchasing Shareholder(s), together with all other documents required to be executed in connection with the sale of the Offered Shares and evidence satisfactory to the Purchasing Shareholder(s) that the Offered Shares are being transferred free and clear of all liens and encumbrances created by the Selling Shareholder or its Affiliates (it being understood that in no event shall a Selling Shareholder be obligated to make any representations and warranties, or to provide any indemnities, with respect to any matters other than title to the Offered Shares held by such Person, such title being free and clear of all liens and encumbrances created by it or its Affiliates, and such Person's authority, authorization and right to enter into and consummate the sale without contravention of any law or agreement, and without the need for any third party (not including any governmental or regulatory consent or approval which shall have been received)). At the Offered Shares Closing a Purchasing Shareholder shall pay the purchase price for the Offered Shares in such amount and on such payment terms as set forth in the Offer.

         SECTION 5.04 Sale to Third Party. If the Shareholders do not purchase all of the Offered Shares, the Offered Shares not so purchased may be sold by the Selling Shareholder at any time within sixty (60) days after the date the Offer was made. Any such sale shall be to the Proposed Transferee at not less than the price and upon other terms and conditions not more favorable to the Proposed Transferee than those specified in the Offer. If any Offered Shares are not sold within the sixty (60)-day period or if the terms of the Offer shall change, the Offered Shares shall be subject to renewed compliance with the requirements of the right of first refusal pursuant to Section 5.01. Any third party to whom Shares are sold shall become a Co-Investor and shall have no rights or obligations under this Agreement except as provided in Sections 2.02(i), 2.03(b), 2.04 and 2.05, provided, however, that if (x) the Transfer to a Co-Investor is a Transfer by National Union or its Permitted Transferee of Put/Call Shares and if the price to be paid equals or exceeds the Target Investment Value per Share (using the Call Rate as the discount rate) as of the date set for payment, then the Put/Call Shares so Transferred shall continue to be subject to the Call Option and the purchasing Co-Investor shall execute such documents as are reasonably requested by TSC or its Assignee as to the existence and enforceability of the Call Option, and (y) if the Transfer to a Co-Investor is a Transfer by National Union or its Permitted Transferee of Put/Call Shares and if RNT consents to such Transfer and the continuation of the Put Option and the Call Option in writing (which such consent shall be in the sole discretion of RNT and may be granted or withheld for any reason or no reason), then the Put/Call Shares so Transferred shall continue to be subject to the Put Option and the Call Option.

         SECTION 5.05 Limitation as to National Union. The rights and obligations set forth in this Article V shall not apply to any Shares purchased by National Union other than the Put/Call Shares.

                                   ARTICLE VI

                                TAG-ALONG RIGHTS

         SECTION 6.01 Tag-Along Option. Subject to Sections 2.04 and 6.03 of this Agreement, if a Shareholder (a "Disposing Shareholder") (i) decides to sell Shares and (ii) either (x) any one or more of the other Shareholders have not exercised their right of first refusal as provided in Article V and purchased the Offered Shares or (y) the Shares in question are not subject to Article V, the Disposing Shareholder will cause the intended purchaser of such Disposing Shareholder's Shares to afford to each party hereto that is a Shareholder for purposes of this Article VI (each, a "Non-Exercising Shareholder"), at its option, the opportunity to sell (and will require the prospective purchaser to purchase) the Shares held by such remaining Shareholders in the same proportion to the number of shares sought to be disposed of by the Disposing Shareholder and Non-Exercising Shareholders and on the same terms and conditions as those to be sold by the Disposing Shareholder, and for the same consideration per share. The Disposing Shareholder's obligation to afford the Non-Exercising Shareholders, or cause the Non-Exercising Shareholders to be afforded, the opportunity and rights set forth in this Article VI, shall be discharged if the Non-Exercising Shareholders are given written notice which allows such Shareholder thirty (30) days to elect to avail themselves of such rights by written notice to the Disposing Shareholder. If any Non-Exercising Shareholder elects to not participate or otherwise does not affirmatively respond within such thirty (30) day period, the Disposing Shareholders and such Non-Exercising Shareholders who have made an affirmative election to sell their Shares may proceed with the sale, without regard to the application of this Article VI to the non-electing remaining Shareholder(s).

         SECTION 6.02 Sale to Third Party. Any such sales shall be at not less than the price and upon other terms and conditions not more favorable than those specified in the Offer. If any such Shares are not sold within a sixty (60)-day period from the date of the Offer, or if the terms of the Offer shall change, the Shares shall be subject to the requirements of the tag-along right pursuant to Section 6.01. Any third party to whom Shares are sold shall become a Co-Investor and shall have no rights or obligations hereunder except as provided in Sections 2.02(i), 2.03(b), 2.04 and 2.05, provided, however, that if the sale to a third party is a sale by National Union or its Permitted Transferee of Put/Call Shares and if the price per share to be paid exceeds the Target Investment Value per Share (using the Call Rate as the discount rate), then the Put/Call Shares so Transferred shall continue to be subject to the Call Option and the purchasing Co-Investor shall execute such documents as are reasonably requested by TSC or its Assignee as to the existence and enforceability of the Call Option.

         SECTION 6.03 Limitation as to National Union. The rights and obligations set forth in this Article VI shall not apply to any Shares purchased by National Union other than the Put/Call Shares.

                                  ARTICLE VII

                   THE COMPANY'S BOARD OF DIRECTORS; PUBLICITY

         SECTION 7.01 Nominees. Each of the Shareholders (together with its Permitted Transferees) identified below shall have the right to designate one person to be elected to the Board of Directors of the Company, which designee the Company shall nominate for director in accordance with its Charter and By-Laws as follows:

                  (i) National Union and its Permitted Transferees, if any, shall collectively be entitled to nominate one (1) person for election by the Board of Directors and the Board of Directors of the Company shall appoint such nominee to fill a vacancy on the Board of Directors at Closing. Thereafter, the Board of Directors of the Company shall nominate the person nominated, from time to time, by National Union or its Permitted Transferee as a director of the Company for reelection as a Class __ director and such nominee shall be submitted for election by shareholders as soon as members of such Class stand for election, and each time members of such Class stand for election thereafter subject to the terms hereof; the right to designate a director pursuant to this
         Section 7.01(a)(i) shall terminate at such time as National Union and its Permitted Transferees collectively cease to hold at least 25% of the Shares National Union acquired at Closing; and

                  (ii) O&G and its Permitted Transferees, if any, shall collectively be entitled to nominate one (1) person for election by the Board of Directors and the Board of Directors of the Company shall appoint such nominee to fill a vacancy on the Board of Directors at Closing. Thereafter, the Board of Directors of the Company shall nominate the person nominated, from time to time, by O&G or its Permitted Transferee as a director of the Company for reelection as a Class __ director and shall be submitted to the Board of Directors of the Company; the person nominated by O&G or its Permitted Transferee shall be nominated by the Board of Directors of the Company as a Class__ director and such nominee shall be submitted for election by shareholders as soon as members of such Class stand for election (or, in case there is an earlier vacancy among the Company's directors of any Class, and each time members of such Class stand for election thereafter subject to the terms hereof; the right to designate a director pursuant to this Section 7.01(a)(ii) shall terminate at such time as O&G and its Permitted Transferees collectively cease to hold at least 25% of the Shares O&G acquired at Closing;

                  (iii) TSC and its Permitted Transferees, if any, shall collectively be entitled to nominate one (1) person for election to the Board of Directors of the Company; the parties hereto agree and acknowledge that RNT shall be deemed the designee of TSC; RNT or such other person as may be designated by TSC shall be submitted for election by shareholders as part of the management slate each time members of such Class stand for election thereafter subject to the terms hereof; the right to designate a director pursuant to this
         Section 7.01(a)(iii) shall terminate at such time as TSC and its Permitted Transferees collectively cease to hold at least 25% of the Shares they acquired at Closing; and

                  (iv) PB Capital and its Permitted Transferees, if any, shall collectively be entitled to nominate one (1) person for election to the Board of Directors of the Company; the parties hereto agree and acknowledge that Douglas McCarron ("McCarron") shall be deemed the designee of PB Capital as of the date of this Agreement; McCarron or such other person as may be designated by PB Capital shall be submitted for election by shareholders as part of the management slate each time members of such Class stand for election thereafter subject to the terms hereof; the right to designate a director pursuant to this
         Section 7.01(a)(iv) shall terminate at such time as PB Capital and its Permitted Transferees collectively cease to hold at least 5% of the outstanding shares of Common Stock of the Company; and

                  (v) ULLICO and its Permitted Transferees, if any, shall collectively be entitled to nominate one (1) person for election by the Board of Directors and the Board of Directors of the Company shall appoint such nominee to fill a vacancy on the Board of Directors at Closing. Thereafter, the Board of Directors of the Company shall nominate the person nominated, from time to time, by ULLICO and its Permitted Transferees as a director of the Company for reelection as a Class __ director and such nominee shall be submitted for election by shareholders as soon as members of such Class stand for election, and each time members of such Class stand for election thereafter subject to the terms hereof; the right to designate a director pursuant to this
         Section 7.01(a)(v) shall terminate at such time as ULLICO and its Permitted Transferees collectively cease to hold at least 5% of the outstanding shares of Common Stock of the Company.

                  (b) The Company shall use its best efforts to cause each nominee described in clause (a) of this Section 7.01 to be nominated to the Board by the directors of the Company as part of the management slate and to be submitted to the shareholders of the Company for election at each annual or special meeting of the shareholders convened for that purpose so long as each of them has the right to nominate a director in accordance with this Section 7.01.

         SECTION 7.02 Voting for Election of Directors. Each of the Shareholders, their respective Permitted Transferees and Co-Investors agree to vote all shares of capital stock of the Company then owned by it to elect to the Board of Directors of the Company any person entitled to be nominated by any of the other Shareholders (or their respective Permitted Transferees) pursuant to
Section 7.01.

         SECTION 7.03 Vacancy; Removal. Each Person who nominates a director of the Company pursuant to Section 7.01 shall have the right to cause that person to resign as a director of the Company. Any vacancy on the Board of Directors of the Company created by the resignation, removal, incapacity or death of any person nominated under this Article VII shall be filled by another person nominated by the party who nominated the director creating such vacancy or by such party's successors and assigns. The Shareholders agree to vote their respective shares of Common Stock in accordance with such new designation, and any such vacancy shall not be filed in the absence of a new nomination in accordance with the foregoing sentence.

         SECTION 7.04 Continuation as Director. Upon the occurrence of any event that results in a Shareholder no longer being entitled to nominate a director under Section 7.01, the Person so nominated shall continue as a director of the Company until his successor is nominated, elected and qualifies.

         SECTION 7.05 Publicity. To the extent that any of the Company or any Shareholder intends to issue any press release or make any similar public announcement or communication regarding the execution or performance of this Agreement or the other Transaction Documents, the transactions contemplated hereby and thereby, and the ongoing business relationship between the parties, which release, announcement or disclosure mentions any of such parties, the party making the disclosure shall consult with each of the parties so named in such disclosure; provided, however, that no party shall be restrained, after consultation with the other parties, to the extent such consultation is feasible, from making such disclosure as it shall be required to make by applicable law or by applicable regulations of any regulatory body or securities exchange.

         SECTION 7.06 Observer Rights for Shareholder Designee. The Company shall, for so long as PB Capital and its Affiliates own or control at least 2.5% of the outstanding shares of Common Stock, permit one (1) individual designated by PB Capital and acceptable to the Company to attend and observe meetings of the Board. The Company shall, for so long as ULLICO and its Affiliates own or control at least 2.5% of the outstanding shares of Common Stock, permit one (1) individual designated by ULLICO and acceptable to the Company to attend and observe meetings of the Board. Each designee described in the preceding two sentences shall have the right to receive timely notices of each meeting of the Board of Directors and all written information provided by the Company to the Board. Such designee shall have no right to vote on any matter presented to the Board, but otherwise shall have all rights of a Director, including: (a) the right to examine books and records of the Company; (b) the right to review and participate in all discussions of the Board including, without limitation, capital or equity programs; (c) the right to receive, upon request, any information relating to the Company, and to any Affiliates thereof; and (d) the right to meet on a regular basis with the management of the Company, or any Affiliates thereof; provided that any such designee shall agree to be bound by all policies relating to confidentiality and material non-public information which are applicable to the Directors and senior executive officers of the Company.

         SECTION 7.07 Subscription Rights.

                  (a) If the Board of Directors of the Company shall authorize the issuance of New Securities, then, prior to each such issuance of New Securities, the Company shall offer to each Shareholder and its Permitted Transferees a Pro Rata Share of such New Securities.

                  (b) Any offer of New Securities made to any Shareholder or Permitted Transferee under this Section 7.07 shall be made by notice in writing (the "Subscription Notice") at least ten (10) Business Days prior to the date on which the meeting of the Board is held to authorize the issuance of such New Securities. The Subscription Notice shall set forth (i) the number of New Securities proposed to be issued and the terms of such New Securities, (ii) the consideration (or manner of determining the consideration), if any, for which such New Securities are proposed to be issued and the terms of payment, (iii) the number of New Securities offered to each Shareholder and Permitted Transferee in compliance with the provisions of this Section 7.07 and (iv) the proposed date of issuance of such New Securities. Not later than twenty (20) Business Days after its receipt of a Subscription Notice, each Shareholder and Permitted Transferee shall notify the Company in writing whether it elects to purchase all or any portion of the New Securities offered to it pursuant to the Subscription Notice. If a Shareholder or Permitted Transferee shall elect to purchase any such New Securities, the New Securities which it shall have elected to purchase shall be issued and sold to such person by the Company at the same time and on the same terms and conditions as the New Securities are issued and sold to third parties. If, for any reason, the issuance of New Securities to third parties is not consummated, the right of the Shareholders and Permitted Transferees to their respective Pro Rata Shares of such issuance shall lapse, subject to their ongoing subscription right with respect to issuances of New Securities at later dates or times.

                  (c) The Company represents and covenants to each Shareholder and Permitted Transferee that (i) upon issuance, all the shares of New Securities sold to such person pursuant to this Section 7.07 shall be duly authorized, validly issued, fully paid and nonassessable and will be approved (if outstanding securities of the Company of the same type are at the time already approved) for listing on the American Stock Exchange or for quotation or listing on the principal trading market for the securities of the Company at the time of issuance, (ii) upon delivery of such shares, they shall be free and clear of all claims, Liens, encumbrances, security interests and charges of any nature and shall not be subject to any preemptive right of any stockholder of the Company and (iii) in connection with any such issuance, the Company shall take such actions as are specified in Section 3.01(q) of the Securities Purchase Agreement with respect to such shares.

                                  ARTICLE VIII

                                  MISCELLANEOUS

         SECTION 8.01 Injunctive Relief. The parties hereto acknowledge and agree that it will be impossible to measure the damages that would be suffered if any party fails to comply with the provisions of this Agreement that it is required to comply with and, in the event of any such failure, the non-breaching parties will have the right to obtain specific performance of the breaching party's obligations under this Agreement and to obtain immediate injunctive relief. These rights shall be in addition to, and not in substitution of, any other rights that any non-breaching party may have in law or in equity.

         SECTION 8.02 Entire Agreement. Each party expressly acknowledges and agrees that this Agreement is the final expression of the parties agreement, and supercede all prior and contemporaneous agreements and understandings, both oral and written, among the parties, with respect to the subject matter hereof. Except as set forth in this Agreement, the Securities Purchase Agreement and the Registration Rights Agreement, the parties hereto acknowledge that they are not parties to, and have no knowledge of, any agreements or understandings, both oral and written, to act in concert or as a group (including, without limitation, as a group within the meaning of Section 13 (d) of the Exchange
Act), or otherwise act together, with respect to the Company or its securities.

         SECTION 8.03 Binding Effect; Benefit. This Agreement shall inure to the benefit and be binding upon the parties hereto and their Permitted Transferees, Co-Investors and assignees to the extent set forth in this Agreement; and, in the case of a natural person, upon his successors, assigns, heirs, legatees, distributees, estates, executors, administrators, personal representatives and other legal representatives. Nothing in this Agreement, expressed or implied, is intended to confer on any Person other than the parties hereto and their Permitted Transferees, Co-Investors and assignees; and, in the case of a natural person, upon his successors, assigns, heirs, legatees, distributees, estates, executors, administrators, personal representatives and other legal representatives, any rights, remedies, obligations or liabilities under or by reason of this Agreement. Nothing in this Agreement, expressed or implied, shall confer on any party or Permitted Transferee, Co-Investor and assignee; and, in the case of a natural person, upon his successors, assigns, heirs, legatees, distributees, estates, executors, administrators, personal representatives and other legal representatives, any greater rights, remedies, obligations or liabilities than as set forth in this Agreement.

         SECTION 8.04 Assignability. Except as set forth in this Agreement, neither this Agreement nor any right, remedy, obligation or liability arising hereunder or by reason hereof shall be assignable by any party hereto or their Permitted Transferees or assignees.

         SECTION 8.05 Amendment; Waiver; Termination. No provision of this Agreement may be waived except by an instrument in writing signed by the party against whom the waiver is to be effective. No provision of this Agreement may be amended or modified except by an instrument in writing signed by all of the parties who would have any rights or obligations under the relevant provision the Agreement. This Agreement shall terminate on the earlier of (i) the date that National Union or its Permitted Transferee shall no longer Beneficially Own any Put/Call Shares, or (ii) the sixth anniversary of the Closing.

         SECTION 8.06 Notices. All notices, consents, requests, instructions, approvals and other communications provided for herein and all legal process in regard hereto shall be validly given, made or served, if in writing and delivered personally, by telecopy (except for legal process) or sent by registered mail, postage prepaid, if to:

                  The Company:

                           Perini Corporation
                           73 Mt. Wayte Avenue
                           Framingham, Massachusetts  01701
                           Attn:      Robert Band, President
                           Facsimile: (508) 628-2960

                                 with a copy to:

                           Goodwin, Procter & Hoar LLP
                           Exchange Place
                           Boston, MA  01209
                           Attn:      Richard A. Soden, Esq.
                           Facsimile: (617) 523-1231

                  TSC and RNT:

                           Tutor-Saliba Corp.
                           15901 Olden Street
                           Sylmar, CA  91342-1093
                           Attn:      Ronald S. Tutor
                           Facsimile: (818) 367-9574
                                 with a copy to:

                           Wilmer, Cutler & Pickering
                           2445 M Street, N.W.
                           Washington, D.C.  20037
                           Attn:      Eric R. Markus
                           Facsimile: (202) 663-6363

                  National Union:

                           c/o  AIG Global Investment Corp.
                           175 Water Street
                           26th Floor
                           New York, New York 10038
                           Attn:      Christopher H. Lee
                                      Chris Saxman
                           Facsimile: (212) 458-2250

                                 with a copy to:

                           American International Group, Inc.
                           Law Department
                           70 Pine Street
                           28th Floor
                           New York, New York 10270
                           Attn:      John P. Hornbostel
                           Facsimile: (212) 363-8596

                  O&G:

                           O&G Industries, Inc.
                           112 Wall Street
                           Torrington, Connecticut 06790
                           Attn:      Raymond Oneglia
                                      Kenneth Merz
                           Facsimile: (860) 626-6498

                                 with a copy to:

                           Murtha, Cullina, Richter & Pinney
                           185 Asylum Street
                           City Place I
                           Hartford, Connecticut 06103-3469
                           Attn:      Timothy Largay
                           Facsimile: (860) 240-6150

                  BLUM:

                           BLUM Capital Partners, L.P.
                           909 Montgomery Street, Suite 400
                           San Francisco, California 94133
                           Attn:      Murray Indick
                           Facsimile: (415) 434-3130

                  PB Capital:

                           c/o  BLUM Capital Partners, L.P.
                           909 Montgomery Street, Suite 400
                           San Francisco, California 94133
                           Attn:      Murray Indick
                           Facsimile: (415) 434-3130

                  The Common Fund:

                           c/o BLUM Capital Partners, L.P.
                           909 Montgomery Street, Suite 400
                           San Francisco, California 94133
                           Attn:      Murray Indick
                           Facsimile: (415) 434-3130

                  ULLICO:

                           The Union Labor Life Insurance Company
                           111 Massachusetts Avenue, N.W.
                           Washington, D.C. 2001
                           Attn:      Robert Kennedy
                           Facsimile: (202) 682-4690

                                    with a copy to:

                           Paul, Hastings, Janofsky & Walker LLP
                           555 South Flower Street, 23rd Floor
                           Los Angeles, California 90071
                           Attn:      Alan J. Barton
                           Facsimile: (213) 627-0705

or to such other address or facsimile number as any party may, from time to time, designate in a written notice given in a like manner.

         SECTION 8.07 Fees and Expenses. Each party shall pay its own fees and expenses (including fees, expenses and disbursements of counsel) in connection with this Agreement and the performance of each parties rights, remedies and obligations hereunder.

         SECTION 8.08 Headings. The headings contained in this Agreement are for convenience only and shall not affect the meaning or interpretation of this Agreement.

         SECTION 8.09 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

         SECTION 8.10 Governing Law; Consent to Jurisdiction. This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of New York. Each of the parties hereto irrevocably submits to the personal exclusive jurisdiction of the United States District Court for the Southern District of New York for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby (and, to the extent permitted under applicable rules of procedure, agrees not to commence any action, suit or proceeding relating hereto except in such court). Each of the parties further agree that service of any process, summons, notice or document hand delivered or sent by registered mail to such party's respective address set forth in Section 8.06 will be effective service of process for any action, suit or proceeding in New York with respect to any matters to which it has submitted to jurisdiction as set forth in the immediately preceding sentence. Each of the parties hereto irrevocably and unconditionally waive any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in the United States District Court for the Southern District of New York, and hereby further irrevocably and unconditionally waive and agree not to plead or claim in such court that any such action, suit or proceeding brought in such court has been brought in an inconvenient forum.

         SECTION 8.11 Limitations on Damages. Each party hereto acknowledges that, except as provided in this Agreement, no party is entitled to seek or recover consequential, punitive or exemplary damages in respect of this Agreement under any circumstances or for any reason. Consequential damages are, without limitation, lost profits, lost revenue and the like but do not include the actual costs incurred in obtaining substitute performance where there has been a failure to perform an obligation under any provision of this Agreement.

         SECTION 8.12 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. It is hereby stipulated and declared to be the intention of the parties that they would have executed the remaining terms, provisions, covenants and restrictions without including any of such which may be hereafter declared invalid, void or unenforceable.

         SECTION 8.13 Amendments to Laws. Any reference to a section, form, rule or regulation of the Securities Act, the Exchange Act or the Code, includes any successor section, form, rule, regulation or law.

         SECTION 8.14 No Third Party Beneficiaries. Nothing contained in this Agreement is intended to confer upon any person or entity other than the parties hereto and their respective successors and permitted assigns, any benefit, right or remedies under or by reason of this Agreement.

         SECTION 8.15 Mutual Drafting. This Agreement is the mutual product of the parties hereto, and each provision hereof has been subject to the mutual consultation, negotiation and agreement of each of the parties, and shall not be construed for or against any party hereto.

         SECTION 8.16 Further Representations. Each party to this Agreement acknowledges and represents that it has been represented by its own legal counsel in connection with the transactions contemplated by this Agreement, with the opportunity to seek advice as to its legal rights from such counsel. Each party further represents that it is being independently advised as to the tax consequences of the transactions contemplated by this Agreement and is not relying on any representation or statements made by any other party as to such tax consequences.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

         IN WITNESS WHEREOF, each party hereto have caused this Agreement to be duly executed by himself or its authorized officer as of the day and year first above written.

                              PERINI CORPORATION
                              (Signatory for the purposes set forth in the Introductory Paragraph of this Agreement only)

                              By:____________________________
                              Name:__________________________
                              Title:_________________________

                              TUTOR-SALIBA CORPORATION

                              By:____________________________
                              Name:  Ronald N. Tutor
                              Title: President and Chief Executive Officer

                              _______________________________
                              Ronald N. Tutor

                              NATIONAL UNION FIRE INSURANCE
                              COMPANY OF PITTSBURGH, PA


                              By:_____________________________
                              Name:___________________________
                              Title:__________________________

                              O&G INDUSTRIES, INC.
                              (Signatory for the purposes set forth in the Introductory Paragraph of this Agreement only)

                              By:_____________________________
                              Name:___________________________
                              Title:__________________________

                              BLUM CAPITAL PARTNERS, L.P.
                              (Signatory for the purposes set forth in the Introductory Paragraph of this Agreement only)

                              By: Richard C. Blum & Associates, Inc.,
                                  its general partner

                                  By: ________________________
                                  Name:  Murray A. Indick
                                  Title: Partner, General Counsel and Secretary

                              PB CAPITAL PARTNERS, L.P.
                              (Signatory for the purposes set forth in the Introductory Paragraph of this Agreement only)

                              By: BLUM Capital Partners, L.P.,
                                  its general partner

                                  By: Richard C. Blum & Associates, Inc.,
                                      its general partner

                                      By: ____________________
                                      Name:  Murray A. Indick
                                      Title: Partner, General Counsel and
                                             Secretary

                              THE COMMON FUND FOR NON-PROFIT ORGANIZATIONS
                              (Signatory for the purposes set forth in the Introductory Paragraph of this Agreement only)

                              By: BLUM Capital Partners, L.P., its investment
                                  advisor

                                  By: Richard C. Blum & Associates, Inc.,
                                      its general partner

                                      By: ____________________
                                      Name:  Murray A. Indick
                                      Title: Partner, General Counsel and
                                             Secretary

                                  THE UNION LABOR LIFE INSURANCE
                                  COMPANY, acting for its SEPARATE ACCOUNT P
                                  (Signatory for the purposes set forth in the Introductory Paragraph of this Agreement only)

                                  By:_________________________
                                  Name:_______________________
                                  Title:______________________